Exhibit 10.10

INTELLECTUAL PROPERTY CROSS LICENSE

This INTELLECTUAL PROPERTY CROSS LICENSE (“Agreement”) dated as of                        , 2004, is entered into by GENERAL ELECTRIC COMPANY, a New York corporation (“GE”) and GENWORTH FINANCIAL, INC., a Delaware corporation (“Genworth”).  GE and Genworth are sometimes referred to herein as a “party” or collectively as the “parties”.

PRELIMINARY STATEMENTS

A.                                   GE, General Electric Capital Corporation, GE Financial Assurance Holdings, Inc., GEI, Inc., and Genworth entered into a Master Agreement, dated            , 2004 (“Master Agreement”).

B.                                     The Master Agreement requires the execution and delivery of this Agreement by the parties at the Closing.

C.                                     GE and its Affiliates control certain Intellectual Property and desire to license certain Intellectual Property, including, without limitation, patent rights, to Genworth and its Affiliates.

D.                                    Genworth and its Affiliates control certain Intellectual Property and desire to license certain Intellectual Property, including, without limitation, patent rights, to GE and its Affiliates.

E.                                      The parties desire to avoid any adverse effect on the GENIUS® Applications that may result from the filing and prosecution of continuation-in-part and divisional patent applications based on the GENIUS® Applications.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
Definitions

Section 1.01.        Certain Defined Terms.

(a)           Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Master Agreement.

(b)           The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Applications” means the GENIUS® Applications and the GE Applications.

“Bankruptcy Code” has the meaning set forth in Section 2.05.

“CIP” has the meaning set forth in Section 4.03.

“CIP Applications” has the meaning set forth in Section 4.03.

“Control” or “Controlled” means, with respect to any Intellectual Property, the right to grant a license or sublicense to such Intellectual Property as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the party being granted any such license or sublicense being deemed a breach or default affecting the rights of the party granting such license or sublicense or (iii) requiring the payment of material compensation to any third party.

“Divisional Applications” has the meaning set forth in Section 4.03.

“Electronic Materials” has the meaning set forth in Section 2.09.

“ERC IP” has the meaning set forth in Schedule C.

“GE Accounting Policies” means GE’s accounting policies and related documentation, which are clarifications of U.S. GAAP, pursuant to which GE keeps its books and records and prepares consolidated financial statements.

“GEAM IP” has the meaning set forth in Schedule C.

“GE Applications” has the meaning set forth in Section 4.03.

“GECIS IP” has the meaning set forth in Schedule C.

“GE Intellectual Property” means Intellectual Property that is (x) Controlled by the GE Group as of the Closing Date or the date it is assigned to the GE Group pursuant to the Master Agreement and (y) in use, held for use or contemplated to be used by the Genworth Group as of the Closing Date or the date of such assignment, but specifically excludes (i) Intellectual Property assigned to Genworth and/or its Affiliates under the Master Agreement, (ii) GE Materials and (iii) Intellectual Property obtained by Genworth for GE and its Affiliates pursuant to Section 3.01(b) of the Transition Services Agreement.  “GE Intellectual Property” includes, without limitation, the Intellectual Property set forth on Schedule A to the extent such Intellectual Property is in use, held for use or contemplated to be used by the Genworth Group as of the Closing Date or the date of such assignment and is Controlled by the GE Group as of the Closing Date or the date of such assignment.

“GE Materials” means, collectively, the GE Accounting Policies, Policies and other materials of the GE Group described in Article III.

“GE Services” has the meaning set forth in the Transition Services Agreement.

“GENIUS® Applications” has the meaning set forth in Section 4.03.

“Genworth Intellectual Property” means Intellectual Property that is (i) (x) Controlled by the Genworth Group as of the Closing Date or the date it is assigned to the Genworth Group pursuant to the Master Agreement and (y) in use, held for use or contemplated to be used by the GE Group as of the Closing Date or the date of such assignment.  “Genworth Intellectual Property” includes, without limitation, the Intellectual Property set forth on Schedule B to the extent such Intellectual Property is in use, held for use or contemplated to be used by the GE Group as of the Closing Date or the date of such assignment and is Controlled by the Genworth Group as of the Closing Date or the date of such assignment.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trade secrets, (iv) intellectual property rights arising from or in respect of Technology and (v) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) — (iv) above.  As used in this Agreement, the term “Intellectual Property” expressly excludes (x) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing and (y) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations.

“Improvement” means any modification, derivative work or improvement of any Technology.

“Licensed Products and Services” means those products and services that use, practice or incorporate the Licensor’s Intellectual Property.

“Licensee” means a Person receiving a license or sublicense under this Agreement.

“Licensor” means a Person granting a license or sublicense under this Agreement.

“Policies” has the meaning set forth in Section 3.03.

“Prime Directive” has the meaning set forth in Section 4.03.

“Prosecution Guidelines” has the meaning set forth in Section 4.03.

“Restriction Requirements” has the meaning set forth in Section 4.03.

“Secondary Directive” has the meaning set forth in Section 4.03.

“Services” has the meaning set forth in the Transition Services Agreement.

“Software” means the object and source code versions of computer programs and sufficient associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Subsequent Applications” has the meaning set forth in Section 4.03.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transition Services Agreement” means the Transition Services Agreement dated                    , 2004, by and among GE, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc. and Genworth.

“USPTO” has the meaning set forth in Section 4.03.

ARTICLE II
License Grant

Section 2.01.        Grant from GE to Genworth and its Affiliates.

(a)           GE hereby grants, and shall cause its Affiliates to grant, to Genworth and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid up, worldwide, perpetual right and license, with no right to sublicense except as provided herein, under the GE Intellectual Property:  (i) to allow employees, directors and officers of Genworth and its Affiliates to use and practice the GE Intellectual Property for internal purposes, (ii) to make, have made, use, sell, have sold, import, and otherwise commercialize Licensed Products and Services and (iii) to create Improvements in accordance with Section 2.04.

(b)           Genworth and its Affiliates may grant sublicenses of the right and license granted under this Section 2.01 to an acquiror of any of the businesses, operations or assets of Genworth or its Affiliates to which this Agreement relates, which acquiror executes an agreement to be bound by all obligations of Genworth and its Affiliates under this Agreement relating to such right and license (a copy of which agreement is provided to GE).

(c)           Subject to the terms and conditions of Article VI, Genworth and its Affiliates may permit their suppliers, contractors and consultants to exercise the right and license granted to Genworth and its Affiliates under this Section 2.01 on behalf of and at the direction of Genworth and its Affiliates (and not solely for the benefit of such suppliers, contractors and consultants).

(d)           Subject to the terms and conditions of Article VI, Genworth and its Affiliates may permit employees (including contract employees), directors and officers of their customers and suppliers in the ordinary course of Genworth’s business (and not Persons who are customers or suppliers merely to access and use the GE Intellectual Property) to use training and productivity-enhancing Software and documentation that is subject to the right and license granted under this Section 2.01 and is for general use by customers and suppliers, provided that Genworth’s or its Affiliates’ purpose in permitting such use is to benefit the business of Genworth or its Affiliates, provided further that such customers and suppliers may not use any such Software and documentation in advertising, publicity or marketing activities without GE’s prior written approval, which approval will not be unreasonably withheld.

(e)           With respect to the GE Intellectual Property set forth on Schedule C, the right and license granted to Genworth and its Affiliates under this Section 2.01 shall be further subject to the terms and conditions set forth on Schedule C.

Section 2.02.        Grant from Genworth to GE and its Affiliates.

(a)           Genworth hereby grants, and shall cause its Affiliates to grant, to GE and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid up, worldwide, perpetual right and license, with no right to sublicense except as provided herein, under the Genworth Intellectual Property:  (i) to allow employees, directors and officers of GE and its Affiliates to use and practice the Genworth Intellectual Property for internal purposes, (ii) to make, have made, use, sell, have sold, import, and otherwise commercialize Licensed Products and Services and (iii) to create Improvements in accordance with Section 2.04.

(b)           GE and its Affiliates may grant sublicenses of the right and license granted under this Section 2.02 to an acquiror of any of the businesses, operations or assets of GE or its Affiliates to which this Agreement relates, which acquiror executes an agreement to be bound by all obligations of GE and its Affiliates under this Agreement relating to such right and license (a copy which agreement is provided to Genworth).

(c)           Subject to the terms and conditions of Article VI, GE and its Affiliates may permit their suppliers, contractors and consultants to exercise the right and license granted to GE and its Affiliates under this Section 2.02 on behalf of and at the direction of GE and its Affiliates (and not solely for the benefit of such suppliers, contractors and consultants).

(d)           Subject to the terms and conditions of Article VI, GE and its Affiliates may permit employees (including contract employees), directors and officers of their customers and suppliers in the ordinary course of GE’s business (and not Persons who are customers or suppliers merely to access and use the Genworth Intellectual Property) to use training and productivity-enhancing Software and documentation that is subject to the right and license granted under this Section 2.02 and is for general use by customers and suppliers, provided that GE’s or its Affiliates’ purpose in permitting such use is to benefit the business of GE or its

Affiliates, provided further that such customers and suppliers may not use any such Software and documentation in advertising, publicity or marketing activities without Genworth’s prior written approval, which approval will not be unreasonably withheld.

Section 2.03.        Third Party Licenses.  To the extent that any Intellectual Property owned by a third party is licensed under Sections 2.01 or 2.02, such Intellectual Property shall be subject to all of the terms and conditions of the relevant agreement between the Licensor and such third party pursuant to which such Intellectual Property has been licensed.

Section 2.04.        Improvements.  Improvements made after the Closing Date shall be owned by the party making such Improvement, or on whose behalf such Improvement was made, and, as between the parties, such party shall own all Intellectual Property rights in such Improvement.  For the avoidance of doubt, (i) such party shall not own any Intellectual Property rights licensed to such party hereunder and (ii) such party may freely assign or license such Improvements but shall not have the right to assign any Intellectual Property of the other party and shall only have the right to sublicense Intellectual Property of the other party as expressly set forth herein.  No rights are granted to either party to any Improvements made by, or on behalf of, the other party under the Intellectual Property licensed hereunder to the extent such Improvement was made after the Closing Date.

Section 2.05.        Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.06.        Customers.  Each party agrees that it will use reasonable efforts to not knowingly bring any legal action or proceeding against, or otherwise communicate with, any customer of the other party with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of such party licensed hereunder based on such customer’s use of the other party’s products or services without first providing the other party written notice of such alleged infringement, misappropriation or violation.

Section 2.07.        Reservation of Rights.  All rights not expressly granted by a party hereunder are reserved by such party.  Without limiting the generality of the foregoing, the parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this Article 2.  The licenses granted in Sections 2.01 and 2.02 are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to, as applicable, the GE Intellectual Property and the Genworth Intellectual Property previously granted to or otherwise obtained by any third party that are in effect as of the Closing.

Section 2.08.        Cooperation Regarding Restrictions and Limitations Applicable to Licensed Intellectual Property.

(a)           Until two (2) years after the Trigger Date, at the request of Genworth, GE agrees to, and to cause GE’s Affiliates to, use commercially reasonable, good faith efforts to provide Genworth such copies of agreements (subject to any confidentiality restrictions that would prevent disclosure of such agreements) or other information that are sufficient to inform Genworth about any limitations or restrictions on the use and sublicensing of the GE Intellectual Property set forth on Schedule A hereto or other specific GE Intellectual Property identified by Genworth in writing to GE, which has not already been provided to the Genworth Group and which is not otherwise in the Genworth Group’s possession.  GE and its Affiliates shall not have any liability to Genworth and its Affiliates resulting or arising from the failure or inability to provide such agreements or information, and Genworth and its Affiliates shall not have any liability to GE and its Affiliates under this Agreement for failing to comply with limitations and/or restrictions on the use and sublicensing of GE Intellectual Property of which the Genworth Group did not have actual or constructive knowledge.  Notwithstanding anything in this Agreement or the Master Agreement to the contrary, GE and its Affiliates shall not indemnify, defend or hold Genworth Group or its Affiliates harmless with respect to any Liabilities to any third party arising out of, or resulting from, any Intellectual Property of such third party licensed from GE or its Affiliates hereunder.

(b)           Until two (2) years after the Trigger Date, at the request of GE, Genworth agrees to, and to cause Genworth’s Affiliates to, use commercially reasonable, good faith efforts to provide GE such copies of agreements (subject to any confidentiality restrictions that would prevent disclosure of such agreements) or other information that are sufficient to inform GE about any limitations or restrictions on the use and sublicensing of the Genworth Intellectual Property set forth on Schedule B hereto or other specific Genworth Intellectual Property identified by GE in writing to Genworth, which has not already been provided to the GE Group and which is not otherwise in the GE Group’s possession.  Genworth and its Affiliates shall not have any liability to GE and its Affiliates resulting or arising from the failure or inability to provide such agreements or information, and GE and its Affiliates shall not have any liability to Genworth and its Affiliates under this Agreement for failing to comply with limitations and/or restrictions on the use and sublicensing of Genworth Intellectual Property of which the GE Group did not have actual or constructive knowledge.  Notwithstanding anything in this Agreement or the Master Agreement to the contrary, Genworth and its Affiliates shall not indemnify, defend or hold GE or its Affiliates harmless with respect to any Liabilities to any third party arising out of, or resulting from, any Intellectual Property of such third party licensed from Genworth or its Affiliates hereunder.

Section 2.09.        Delivery of Software.

(a)           Until the expiration of two (2) years from the Trigger Date, either party may request one (1) copy of Software or other electronic content maintained on the other party’s intranet or other computer network (“Electronic Materials”) that (i) is subject to the license granted to such requesting party under this Article II, (ii) has not already been provided to the requesting party, (iii) is not otherwise in the requesting party’s possession and (iv) is not used to provide any GE Services or Company Services, as the case may be, to the requesting party or its Affiliates under the Transition Services Agreement, provided that if such requesting party has access to such intranet or computer network, such requesting party has first used commercially reasonable efforts to obtain such Software or Electronic Materials directly from such intranet or computer network prior to making such request.  Subject to Section 2.03, the delivering party shall make available or deliver to the requesting party a copy of any such Software or Electronic Materials that is in existence at the time of such request and current as of the Closing Date; provided, however, that the delivering party may, at its sole discretion, make available or deliver a version of such Software and Electronic Materials that is current on or about the date of such request and includes upgrades, updates and other modifications made to such Software and Electronic Materials since the Closing Date.  Any upgrades, updates or other modifications to Software and Electronic Materials that are made available or delivered to the requesting party pursuant to this Section 2.09 and Controlled by the delivering party as of the date they are made available or delivered shall be deemed to be GE Intellectual Property if made available or delivered by GE or its Affiliates, or Genworth Intellectual Property if made available or delivered by Genworth or its Affiliates, notwithstanding that such upgrades, updates or other modifications were not used, held for use or contemplated to be used by the receiving party as of the Closing Date or Controlled by the delivering party as of the Closing Date.

(b)           All Software, Electronic Materials and upgrades, updates or other modifications thereto required to be made available to or delivered to a Licensee pursuant to Section 2.09(a), will be delivered by the Licensor to the Licensee electronically, or with the assistance of the Licensor, downloaded by the Licensee from the Internet, provided that the Licensee complies with all reasonable security measures implemented by the Licensor.

Section 2.10.        Taxes.

(a)           Each party shall be responsible for any personal property taxes on property it or any of its Affiliates owns or leases, for franchise and privilege taxes on its or its Affiliates’ business, and for taxes based on its or its Affiliates’ net income or gross receipts.

(b)           Genworth and its Affiliates may report and (as appropriate) pay any sales, use, excise, value-added, services, consumption, and other taxes and duties (collectively, “Taxes”) for which Genworth and its Affiliates are responsible pursuant to Section 2.10(a) directly if Genworth provides GE with a direct pay or exemption certificate.

(c)           GE and its Affiliates may report and (as appropriate) pay any Taxes for which GE and its Affiliates are responsible pursuant to Section 2.10(a) directly if GE provides Genworth with a direct pay or exemption certificate.

(d)           Each party agrees to cooperate with the other party to enable each to more accurately determine its and its Affiliates’ own tax liability and to minimize such liability to the extent legally permissible.

(e)           GE shall promptly notify Genworth of any claim for Taxes asserted by applicable taxing authorities for which Genworth or any of its Affiliates is alleged to be financially responsible hereunder.  GE shall coordinate with Genworth the response to and settlement of any such claim.  Notwithstanding the above, Genworth’s and its Affiliates’ liability for such Taxes is conditioned upon GE providing Genworth notification within twenty (20) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by GE or its Affiliates.

(f)            Genworth shall promptly notify GE of any claim for Taxes asserted by applicable taxing authorities for which GE or its Affiliates is alleged to be financially responsible hereunder.  Genworth shall coordinate with GE the response to and settlement of any such claim.  Notwithstanding the above, GE’s and its Affiliates’ liability for such Taxes is conditioned upon Genworth providing GE notification within twenty (20) business days of receiving any proposed assessment of any additional Taxes, interest or penalty due by Genworth or its Affiliates.

(g)           Genworth and its Affiliates shall be entitled to receive and to retain any refund of Taxes paid by Genworth or its Affiliates to GE or its Affiliates pursuant to this Agreement.  In the event GE or its Affiliates shall be entitled to receive a refund of any such Taxes, GE shall promptly pay, or cause the payment of, such refund to Genworth.

(h)           GE and its Affiliates shall be entitled to receive and to retain any refund of Taxes paid by GE or its Affiliates to Genworth or its Affiliates pursuant to this Agreement.  In the event Genworth or its Affiliates shall be entitled to receive a refund of any such Taxes, Genworth shall promptly pay, or cause the payment of, such refund to GE.

ARTICLE III
GE MATERIALS

Section 3.01.        Prior to the Trigger Date.  Prior to the Trigger Date, GE shall permit Genworth and its Affiliates to use the GE Materials in accordance with GE’s standard policies, procedures and guidelines for use thereof by its Subsidiaries.

Section 3.02.        Accounting Policies.

(a)           On and after the Trigger Date, GE shall permit Genworth and its Affiliates to use the GE Accounting Policies for historical purposes of Genworth and its Affiliates.  On and after the Trigger Date, GE shall permit Genworth and its Affiliates to use the GE Accounting Policies with the modifications required by Section 3.02(b) (“Genworth Accounting Policies”) for the accounting and reporting purposes of Genworth and its Affiliates.  Genworth and its Affiliates may create (and their respective contractors may create on their behalf), and Genworth and its Affiliates shall own, derivative works and modifications of the Genworth Accounting Policies.  The Genworth Accounting Policies used by Genworth and its Affiliates may be (i) used by Genworth’s and its Affiliates’ employees (including contractors), auditors, accountants and financial advisors, (ii) disclosed as required by applicable Law and (iii) used by an acquiror of Genworth or its Affiliates or any of the businesses, operations or assets of Genworth or its Affiliates to which this Agreement relates, provided that such acquiror executes an agreement to be bound by all obligations of Genworth and its Affiliates under this Agreement relating to such Genworth Accounting Policies (a copy of which agreement is provided to GE) provided further that such acquiror shall be limited to use of such Genworth Accounting Policies solely in connection with such businesses, operations or assets (and not any other businesses, operations or assets of the acquiror).  It is understood and agreed that GE makes no representation or warranty as to the suitability of the GE Accounting Policies for use by Genworth and its Affiliates or any of their respective divested businesses.

(b)           Notwithstanding anything in this Agreement to the contrary, the text of any Genworth Accounting Policies shall not contain any references to GE or its Affiliates, GE or its Affiliates’ publications, GE or its Affiliates’ personnel (including, without limitation, senior management).

Section 3.03.        Corporate Policies.

(a)           On and after the Trigger Date, GE shall permit Genworth and its Affiliates to adopt and use the summary of the policies set forth in the compliance guide entitled Integrity: the Spirit and Letter of Our Commitment and the full text of the policies (collectively, the “Policies”) published on the website “integrity.ge.com” with the modifications required by Section 3.03(b) (“Genworth Policies”) as Genworth’s and its Affiliates’ own policies, procedures and guidelines.  Genworth and its Affiliates may create (and their respective contractors may create on their behalf), and Genworth and its Affiliates shall own, derivative works and modifications of the Genworth Policies.  The Genworth Policies may be (i) used by Genworth’s and its Affiliates’ employees (including contractors), customers (including brokers and licensed agents) and suppliers, (ii) disclosed as required by applicable Law, and (iii) used by an acquiror of Genworth or its Affiliates or any of the businesses, operations or assets of Genworth or its Affiliates to which this Agreement relates, provided that such acquiror executes an agreement to be bound by all obligations of Genworth and its Affiliates under this Agreement relating to such Policies and Genworth Policies (a copy of which agreement is provided to GE) provided further that such acquiror shall be limited to use of such Genworth Policies solely in connection with such businesses, operations or assets (and not any other businesses, operations or assets of the acquiror).  It is understood and agreed that GE makes no representation or warranty as to the suitability of the Policies for use by Genworth and its Affiliates or any of their respective divested businesses.

(b)           Notwithstanding anything in this Agreement to the contrary, the text of any Genworth Policies shall not contain (i) any references to GE or its Affiliates, GE or its Affiliates’ publications, GE or its Affiliates’ personnel (including, without limitation, senior management) or (ii) the title of the Policy Guide (i.e., “Integrity: the Spirit and Letter of Our Commitment”), any portion thereof, or any confusingly similar phrase.

Section 3.04.        Limitation on Rights and Obligations with Respect to the GE Materials.  GE shall have no obligation under this Agreement (i) to notify Genworth and its Affiliates of any changes or proposed changes to any of the GE Materials, (ii) to include Genworth and its Affiliates in any consideration of proposed changes to any of the GE Materials, (iii) to provide draft changes of any of the GE Materials to Genworth and its Affiliates for review or comment, or (iv) to provide Genworth and its Affiliates with any updated materials relating to any of the GE Materials (provided that, for the avoidance of doubt, Genworth and its Affiliates shall have no obligation hereunder with respect to any updated or changed GE Materials not received hereunder).  The parties hereto acknowledge and agree that, except as expressly set forth above, GE reserves all rights in, to and under, including, without limitation, all Intellectual Property rights with respect to, the GE Materials and no rights with respect to ownership or use, except as otherwise expressly provided herein, shall vest in Genworth and its Affiliates.  Further, Genworth and its Affiliates agree to use the same degree of care that Genworth and its Affiliates use with respect to their own information and materials of a similar nature, but in no event less than a reasonable degree of care, to ensure that the GE Materials are not used for any purpose other than the purposes set forth above.  Genworth and its Affiliates will allow GE reasonable access to personnel and information as reasonably necessary to determine Genworth’s and its Affiliates’ compliance with the provisions set forth above.

ARTICLE IV
Covenants

Section 4.01.        Further Assistance.  Each party hereby covenants and agrees that it shall, at the request of the other party, use commercially reasonable efforts to assist the other party in its efforts to obtain any third party consent, approval or waiver necessary to enable such other party to obtain a license to any Intellectual Property that, but for the requirements set forth in the definition of Control, would be the subject of a license granted pursuant to Section 2.01 or 2.02 hereunder; provided, however, that such party shall not be required to seek broader rights or more favorable terms for the other party than those applicable to such party prior to the date hereof or as may be applicable to such party from time to time thereafter.  The parties acknowledge and agree that there can be no assurance that such party’s efforts will be successful or that the other party will be able to obtain such licenses or rights on acceptable terms or at all.

Section 4.02.        Ownership.  No party shall represent that it has any ownership interest in any Intellectual Property of the other party licensed hereunder.

Section 4.03.        Prosecution and Maintenance.

(a)           Generally.  Excluding the parties’ obligations set forth in Section 4.03(b) in connection with the Applications, each party retains the sole right to protect at its sole discretion the Intellectual Property and Technology owned by such party, including, without limitation, deciding whether and how to file and prosecute applications to register patents, copyrights and mask work rights included in such Intellectual Property, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any patents; provided, however, that solely with respect to patent applications and issued patents set forth on Schedules A and B, such party will notify the other party in writing prior to abandoning prosecution of such patent applications or discontinuing payment of any maintenance or renewal fees for such issued patents and allow the other party the opportunity to take such action on behalf of such party at the sole expense of the other party.

(b)           GENIUS®, CIP and Divisional Patent Applications.  Pursuant to the Master Agreement, GE Financial Assurance Holdings, Inc. or its Affiliate has assigned or will assign to Genworth the patent applications identified on Schedule D (collectively, the “GENIUS® Applications”).  The term “GENIUS® Applications” as used herein shall include any patents directly resulting from the patent applications described on Schedule D, the first generation of applications based directly on such applications, and any patents directly resulting from such first generation of applications; provided, however, that it shall not include the GE Applications.  GE may, at GE’s option, file and prosecute with the U.S. Patent and Trademark Office (“USPTO”) certain continuation-in-part (“CIP”) and certain divisional patent applications based on the GENIUS® Applications as set forth below.

(i)            Before the date hereof, GE shall have filed or caused to be filed with the USPTO the non-provisional CIP patent applications (the “CIP Applications”).  The term “CIP Applications” as used herein shall include any patents directly resulting from the CIP Applications, the first generation of applications based directly on such applications, and any patents directly resulting from such first generation of applications.  The CIP Applications shall be described on Schedule E hereto and shall have claims that are independent and distinct from the claims of the GENIUS® Applications.  Genworth shall promptly notify GE of any restriction requirements from the USPTO permitting the filing of divisional applications based on the GENIUS® Applications (the “Restriction Requirements”).  If GE in its sole discretion elects to file a non-provisional divisional application (“Divisional Application”) based on any such Restriction Requirement, GE shall so notify Genworth within thirty (30) days of GE’s receipt of such Restriction Requirement.  The term “Divisional Applications” as used herein shall include any patents directly resulting from the Divisional Applications, the first generation of applications based directly on such applications, and any patents directly resulting from such first generation of applications.  Any such “Divisional Applications” filed prior to the date hereof shall be described on Schedule E.  Notwithstanding anything herein to the contrary, GE shall only have the right to file Divisional Applications if the claims of such Divisional Applications correspond to a set of claims identified in a Restriction Requirement, each of which claims in the claim set being directed to subject matter outside of the insurance field.  The Divisional Applications and CIP Applications are collectively referred to herein as the “GE Applications.”  The preparation, filing and prosecution of (i) the GE Applications shall be at GE’s sole cost and expense and (ii) the GENIUS® Applications shall be at Genworth’s sole cost and expense.

(ii)           Each party will use commercially reasonable efforts to ensure that the subject matter and prosecution of the Applications, including all filings and actions taken in connection therewith, do not adversely affect or limit the prosecution, claims, scope, validity or enforceability of the GENIUS® Applications, whether as the result of any double patenting rejection, prior art rejections, prosecution history estoppel matters or otherwise (the “Prime Directive”).  Each party will also use commercially reasonable efforts to ensure that the subject matter and prosecution of the Applications, including all filings and actions taken in connection therewith, do not adversely affect or limit the prosecution, claims, scope, validity or enforceability of the GE Applications, whether as the result of any double patenting rejection, prior art rejections, prosecution history estoppel matters or otherwise  (the “Secondary Directive”; the Prime Directive and Secondary Directive are collectively referred to as the “Prosecution Guidelines”).  The Prosecution Guidelines shall only apply to the Applications.  As used in this Section 4.03(b), the terms “prosecute” and “prosecution” and related derivations shall be deemed to include holding and/or maintaining issued patents.

(iii)          The parties agree that in the event of any conflict between the Prime Directive and the Secondary Directive, the Prime Directive shall control and take precedence.  Subject to the confidentiality provisions of Article VI, each party shall provide the other party with copies of material correspondence with the USPTO relating to the Applications within a sufficient time to allow for meaningful review, and each party shall promptly provide the other party with copies of all Office Actions and correspondence with the USPTO relating to such party’s Applications.

(iv)          In the event it is not possible for a party to prosecute all claims of an Application in compliance with the Prosecution Guidelines, such party shall notify the other party and shall either elect to cease prosecuting the Application or have the other party prosecute the Application.  In the event a party elects to cease prosecution of the Application in accordance with the foregoing, such party may abandon the Application, but only after notifying the other party of its intent to do so and, in the event the other party requests assignment of such Application to it, such party shall not abandon the Application and shall assign the Application to the other party whereupon any further prosecution of such Application will be at the other party’s sole cost and expense and the other party shall own all rights to such Application and any resulting patents and such party shall have no right or interest therein.  In the event that a rejection with respect to any claims in a GE Application can only be overcome by common ownership by Genworth and GE desires to continue the prosecution of such GE Application, GE will allow Genworth to prosecute such claims, and Genworth shall prosecute such claims, in Genworth’s name at GE’s sole cost and expense.  The parties acknowledge that the Applications and all patents issuing on the Applications are subject to the licenses granted under Article II herein; provided, however, that GE and its Affiliates shall have no liability to Genworth in the event a GENIUS® Application is assigned to GE and such GENIUS® Application is not successfully prosecuted, and Genworth and its Affiliates shall have no liability to GE in the event a GE Application is assigned to Genworth and such GE Application is not successfully prosecuted.

(v)           In the event a party desires to cease prosecution of or abandon any Application for any reason other than the inability to prosecute such Application in compliance with the Prosecution Guidelines, such party shall notify the other party prior to ceasing prosecution or abandoning the Application and in the event the other party requests assignment of such Application to it, such party shall not abandon the Application and shall assign the Application to the other party whereupon any further prosecution of such Application will be at the other party’s sole cost and expense and the other party shall own all rights to such Application and any resulting patents and such party shall have no right or interest therein.

(vi)          As a condition precedent to assignment of any GE Application to a party other than an Affiliate of GE, GE shall (i) notify Genworth prior to such assignment, (ii) obtain the written agreement of such assignee to be bound by the obligations of GE under this Section 4.03 (b), (iii) include Genworth in such written agreement as an intended third party beneficiary thereof and (iv) provide Genworth an executed original of such written agreement.

Section 4.04.        Third Party Infringements, Misappropriations, Violations.

(a)           Each party shall promptly notify the other party in writing of any actual or possible infringements, misappropriations or other violations of the Intellectual Property of the other party being licensed hereunder by a third party that come to such party’s attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within such party’s custody or control.  The other party shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

(b)           Each party shall promptly notify the other party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the use or practice of the Intellectual Property of the other party (or any element or portion thereof) licensed hereunder, as well as the identity of such third party and any evidence relating to such purported infringement, misappropriation or other violation within such party’s custody or control.  Such party shall cooperate fully with the other party to avoid infringing, misappropriating or violating any third party rights, and shall discontinue all use and practice of such Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of the other party.

(c)           Each party shall promptly notify the other party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the use or practice of the Intellectual Property (or any element or portion thereof) licensed to the other party hereunder, as well as the identity of such third party.  The other party shall cooperate fully with such party to avoid infringing, misappropriating or violating any third party rights, and shall discontinue all use and practice of such Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of such party, and shall provide such party any evidence relating to such purported infringement, misappropriation or other violation within the other party’s custody or control.

Section 4.05.        Patent Marking.  Each party acknowledges and agrees that it will comply with all reasonable requests of the other party relative to patent markings required to comply with or obtain the benefit of statutory notice or other provisions.

ARTICLE V
Term and Termination

Section 5.01.        Term. This Agreement shall remain in full force and effect in perpetuity unless terminated in accordance with its terms.

Section 5.02.        No Termination.  This Agreement may only be terminated upon the mutual written agreement of the parties.  In the event of a breach of this Agreement, the sole and exclusive remedy of the non-breaching party shall be to recover monetary damages and/or to obtain injunctive or equitable relief.

ARTICLE VI
Confidentiality

All Genworth Confidential Information and GE Confidential Information licensed pursuant to this Agreement shall be subject to the terms and conditions set forth in Section 6.2 of the Master Agreement.

ARTICLE VII
General Provisions

Section 7.01.        Assignment.

(a)           This Agreement shall not be assignable, in whole or in part, by any party hereto to any third party, including, without limitation, Affiliates of any party, without the prior written consent of the other party hereto, and any attempted assignment without such consent shall be null and void.  Notwithstanding the foregoing, this Agreement may be assigned by any party as follows without obtaining the prior written consent of the other party hereto:

(i)            GE, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to any Affiliate of GE at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such obligations, provided that GE shall continue to remain liable for the performance by such assignee.

(ii)           Genworth, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to any Affiliate of Genworth at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such obligations, provided that Genworth shall continue to remain liable for the performance by such assignee.

(iii)          Each party may assign any or all of its rights, or delegate any or all of its duties, under this Agreement to (i) an acquiror of all or substantially all of the equity or assets of the business of such party to which this Agreement relates or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization involving such party, provided that such acquiror or surviving entity, as the case may be, executes an agreement to be bound by all the obligations of such party under this Agreement (a copy of which agreement is provided to the other party).

(b)           If a party requests the written consent of the other party to any assignment of this Agreement, the other party agrees to negotiate in good faith with such party regarding such consent.  This Agreement shall also be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  All license rights and covenants contained herein shall run with all Intellectual Property of any party licensed hereunder and shall be binding on any successors in interest or assigns thereof.

Section 7.02.        Warranty and Disclaimer.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE MASTER AGREEMENT, THE INTELLECTUAL PROPERTY LICENSED BY EACH PARTY TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT AND THE GE MATERIALS ARE FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 7.03.        Consequential and Other Damages.  NEITHER GENWORTH OR ITS AFFILIATES, ON THE ONE HAND, NOR GE OR ITS AFFILIATES, ON THE

OTHER HAND, SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS HEREUNDER.

Section 7.04.        Assumption of Risk.

(a)           Except as provided in the Master Agreement, Genworth, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with their use of the GE Intellectual Property.

(b)           Except as provided in the Master Agreement, GE, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with their use of the Genworth Intellectual Property.

Section 7.05.        Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

Section 7.06.        Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.06):

GE:

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828
Attention:  General Counsel

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Attention:  Howard Chatzinoff, Esq.

GENWORTH:

Genworth Financial, Inc.
6620 West Broad Street
Richmond, VA 23230
Attention:  General Counsel

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, VA 23219-4074
Attention:  Allen C. Goolsby, Esq.

Section 7.07.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.08.        Entire Agreement.  This Agreement and the Master Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

Section 7.09.        No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties to this Agreement and their Affiliates and the permitted sublicensees, successors and assigns of the parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10.        Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement.  No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 7.11.        Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, Paragraph, and Schedule are references to the Articles, Sections, Paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  Unless specifically stated in the Master Agreement that a particular provision of the Master Agreement should be given effect in lieu of a conflicting provision in this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of the Master Agreement, the provision contained in this Agreement shall prevail.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to waive a party’s rights or relieve or otherwise satisfy any party’s obligations under Section 6.13 the Master Agreement.

Section 7.12.        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 7.13.        Dispute Resolution.  Any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with Article IX of the Master Agreement.

Section 7.14.        No Waiver.  Failure by either party at any time to enforce or require strict compliance with any provision of this Agreement shall not affect or impair that provision in any way or the rights of such party to avail itself of the remedies it may have in respect of any subsequent breach of that or any other provision.  The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party.  Any such waiver will not be construed as a waiver of any other term, condition, or provision, nor as a waiver of any subsequent breach of the same term, condition, or provision, except as provided in a signed writing.

Section 7.15.        Headings.  All headings used in this Agreement are for convenience of reference only.  They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

Section 7.16.        Relationship of the Parties.  Nothing contained herein is intended or shall be deemed to make any party the agent, employee, partner or joint venturer of the other or be deemed to provide such party with the power or authority to act on behalf of the other party or to bind the other party to any contract, agreement or arrangement with any other individual or entity.

Section 7.17.        No Strict Construction.  This Agreement has been drafted jointly by the parties and in the event of any ambiguities in the language hereof, there shall be no inference drawn in favor of or against any party.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, GE and Genworth have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By
Name:
Title:

GENWORTH FINANCIAL, INC.

By
Name:
Title:

SCHEDULES

SCHEDULE A	Certain GE Intellectual Property
SCHEDULE B	Certain Genworth Intellectual Property
SCHEDULE C	Restricted GE Intellectual Property
SCHEDULE D	GENIUS® Applications
SCHEDULE E	CIP Applications

SCHEDULE A

Certain GE Intellectual Property

SCHEDULE B

Certain Genworth Intellectual Property

SCHEDULE C

Restricted GE Intellectual Property

1.             GEAM

The following shall be referred to as the “GEAM IP”:

•                                          SPII - SPII Investment Software

•                                          Portfolio Analyzer - Insurance investment software

•                                          Portfolio Analyzer - Derivatives portfolio analysis software

•                                          PCAT - PCAT Investments Software

Notwithstanding anything in this Agreement to the contrary, Genworth and its Affiliates shall not sublicense, assign, or otherwise provide the GEAM IP to any third party (including any acquiring entity, contractor, consultant, customer or supplier of Genworth or its Affiliates) without the prior written consent of GE, which shall not be unreasonably withheld.  For the avoidance of doubt, it shall not be deemed unreasonable to withhold consent if such acquiring entity, contractor, consultant, customer or supplier of Genworth or its Affiliates is a competitor of GE Asset Management Incorporated.

2.             GECIS

The following shall be referred to as the “GECIS IP”:

•                                          Multi Collinearity Macro

•                                          Reconciliation Reporting Tool

•                                          Migration Toolkit

Notwithstanding anything in this Agreement to the contrary, Genworth and its Affiliates shall not sublicense, assign, or otherwise provide the GECIS IP to any third party (including any acquiring entity, contractor, consultant, customer or supplier of Genworth or its Affiliates) without the prior written consent of GE, which shall not be unreasonably withheld.  For the avoidance of doubt, it shall not be deemed unreasonable to withhold consent if such acquiring entity, contractor, consultant, customer or supplier of Genworth or its Affiliates is a competitor of GE Capital International Services.

3.             ERC

The following shall be referred to as the “ERC IP”:

•                                          Account Reconciliation

Notwithstanding anything in this Agreement to the contrary, Genworth and its Affiliates shall not sublicense, assign, or otherwise provide the ERC IP to any third party (including any acquiring entity, contractor, consultant, customer or supplier of Genworth or its Affiliates) without the prior written consent of GE, which shall not be unreasonably withheld.  For the avoidance of doubt, it shall not be deemed unreasonable to withhold consent if such acquiring entity, contractor, consultant, customer or supplier of Genworth or its Affiliates is a competitor of Employers Reinsurance Corporation.

SCHEDULE D

GENIUS® Applications

Item #	GE PAGE Ref No	H&W Ref No/ Invention
1	132193	52493.000160
2	135072	52493.000161
3	135965	52493.000162
4	129502	52493.000185
5	135017	52493.000229
6	135007	52493.000233
7	135063	52493.000234
8	135066	52493.000237
9	135068	52493.000238
10	135069	52493.000239
11	126469	52493.000295
12	126463	52493.000296
13	126931	52493.000303
14	139466	52493.000308
15	139470	52493.000309
16	129271	52493.000310

SCHEDULE E

CIP Applications

One CIP Application is the combination of 132193 and 135072

A second CIP Application is the combination of 135063 and 135695

A third CIP Application is the combination of 135007 and 129502

A fourth CIP Application is the combination of 135069 and 135066

A fifth CIP Application will add new material to 139470

A sixth CIP Application will add new material to 126469

A seventh CIP Application will add new material to 126931

An eighth CIP Application will add new material to 139466

A ninth CIP Application will add new material to 126463